Exhibit 10.2
PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

June 1, 2007
Mr. Joseph F. Fisher
“Kings’ Mill”
45 South Road
Southampton SN 01 Bermuda
      Re: Separation Agreement
Dear Joe:
          This letter represents the agreement (the “Agreement”) between Platinum Underwriters Holdings, Ltd. (the “Company”) and you, effective as of the date hereof, with respect to your resignation from your current officer positions with the Company and the termination of your employment. This Agreement supersedes the employment agreement between you and the Company dated June 24, 2004 (the “Employment Agreement”), except to the extent specifically incorporated herein by reference.
          (1) Resignation and Termination of Employment.
          Effective as of the date hereof, you have resigned at the request of the Company from all of the officer positions held by you with the Company and each of its affiliates. In addition, effective as of July 6, 2007 (the “Separation Date”), your employment with the Company will be terminated.
          (2) Separation Payment; Release.
          In consideration of the termination of your Employment Agreement by the Company “without Cause,” you will be entitled to receive a lump-sum cash payment of US $850,000 (the “Severance Payment”), subject to applicable withholding or other taxes. The Severance Payment is contingent upon your execution on or after the Separation Date of the “Full and Complete Release” attached as Exhibit A hereto, and will be made to you within five business days following the effectiveness of the Release, i.e., the lapse of the 7-day revocation period of the Release without revocation by you. You will also be entitled to receive any earned but unpaid base salary, reimbursable business expenses and any vested amounts or benefits under the Company’s employee benefit plans through the Separation Date.
          (3) Share Options.
          Pursuant to the terms of your Nonqualified Share Option Agreements dated July 6, 2004 with respect to 100,000 common shares, and February 28, 2006 with respect to 26,059 common shares, and the terms of the Company’s 2002 Share Incentive Plan and 2006 Share Incentive Plan, (i) the portion of each that is exercisable as of the Separation Date (for

75,000 common shares and 6,515 common shares, respectively) shall continue to be exercisable for forty-five (45) days following the Separation Date, and if not so exercised by the forty-fifth (45th) day following the Separation Date shall terminate in accordance with its terms and you shall forfeit all rights with respect thereto, and (ii) the portion of each which becomes exercisable after the Separation Date (for 25,000 common shares and 19,544 common shares, respectively) shall terminate in accordance with its terms and you shall forfeit all rights with respect thereto on the Separation Date.
          (4) Share Units.
          Pursuant to the terms of your Share Unit Award Agreement dated February 28, 2006 with respect to 6,949 common shares, and the terms of the Company’s 2006 Share Incentive Plan, your share units shall terminate in accordance with their terms and you shall forfeit all rights with respect thereto on the Separation Date.
          (5) EIP Awards.
               (i) Pursuant to the terms of your EIP Award Agreement dated as of February 22, 2005 and the terms of the Company’s Executive Incentive Plan, the award made thereunder, which would have vested after completion of the 2005-2009 performance cycle, shall terminate in accordance with its terms and you shall forfeit all rights with respect thereto on the Separation Date.
               (ii) Pursuant to the terms of your EIP Share Unit Award Agreement dated as of February 28, 2006 with respect to 10,424 share units, and the terms of the Company’s Amended and Restated Executive Incentive Plan, your share units, which would have vested after completion of the 2006-2008 performance cycle, shall be paid on a prorated basis, based upon the period of your service during the performance cycle (from January 1, 2006 through July 6, 2007) and the Company’s performance during the performance cycle through September 30, 2007. Such payment will be made to you promptly after the filing by the Company of its quarterly report on Form 10-Q for the period ending September 30, 2007, subject to applicable withholding or other taxes.
          (6) Relocation.
          You will return your Bermuda work permit to the Company on the Separation Date. The Company will continue to pay to you a monthly housing and business automobile allowance of $34,700, in accordance with past practice, through August 31, 2007. The Company will promptly reimburse you for your reasonable and documented relocation expenses to the United States within a reasonable period of time following the Separation Date, up to a maximum amount of US $50,000, subject to applicable withholding or other taxes.
          (7) Restrictive Covenants.
          You hereby acknowledge and agree that you will continue to be bound by the terms of the confidentiality and non-solicitation covenants set forth in Sections 13(a) and 13(b) of the Employment Agreement, in each case for the time periods set forth therein following the Separation Date, and the provision for the enforcement thereof set forth in Section 13(c) of the

Employment Agreement, all of such provisions being incorporated by reference as if set forth herein in their entirety.
          (8) Nondisparagement; Public Statements.
          You agree that you will not at any time following the date hereof make any statements or express any views that disparage the business reputation or goodwill of the Company or its affiliates. The Company agrees that it will not at any time following the date hereof make any statements or express any views that disparage your business reputation, your public image or your good name.
          (9) Cooperation.
          Following the Separation Date, you agree to reasonably cooperate with the Company and its affiliates in providing information that the Company and its affiliates reasonably request and in taking such other action as the Company and its affiliates may reasonably request including, without limitation, the signing of certain routine documents and other instruments for administrative purposes. You further agree to reasonably assist the Company and its affiliates with respect to all reasonable requests to testify in connection with any legal proceeding or matter relating to the Company or its affiliates, including, but not limited to, any federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which you are a named party whose interests are adverse to those of the Company.
          (10) Return of Property.
          You have returned to the Company all documents, records, files and other information and property belonging or relating to the Company or its affiliates. You acknowledge that all such materials are, and will remain, the exclusive property of the Company, and you may not retain originals or copies of such materials without the express written approval of the Company.
          (11) Dispute Resolution.
          Your right to dispute resolution under Section 15(d) of the Employment Agreement is hereby incorporated into this Agreement as if set forth herein in its entirety, subject to Section 13(c) of the Employment Agreement which is hereby incorporated into this Agreement as if set forth herein in its entirety.
          (12) General.
          This Agreement supersedes all prior agreements between you and the Company (and its predecessors or affiliates), whether written or oral, relating to employment or separation from employment, including, without limitation, the Employment Agreement, except to the extent specifically incorporated herein by reference. This Agreement may only be amended by mutual written agreement of the parties. This Agreement shall be governed by the laws of the State of New York without reference to rules relating to conflict of laws.
[Remainder of Page Intentionally Left Blank]

     Please indicate your acceptance of the terms of this Agreement by signing your name in the space provided below. Please return to me the signed copy of this Agreement. The Full and Complete Release should be signed and returned only on or after the Separation Date.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
By:	/s/ Michael D. Price
	Name:	Michael D. Price
	Title:	President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Joseph F. Fisher Joseph F. Fisher
Dated: June 1, 2007

EXHIBIT A
FULL AND COMPLETE RELEASE
          I, Joseph F. Fisher, in consideration of the separation payments described in my Separation Agreement dated June 1, 2007, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge Platinum Underwriters Holdings, Ltd., its subsidiaries and affiliates (collectively, the “Companies”) and their respective current and former directors, officers and employees from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter arising out of my employment by the Companies and the cessation of said employment, and including, but not limited to, any alleged violation of those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including, without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981a, the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., and equivalent provisions under Bermuda law (including, without limitation, the Employment Act 2000 and the Human Rights Act 1981), whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”), including without limitation those arising out of or related to my employment or separation from employment with the Companies (collectively the “Release Claims”).
          I warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:
1.	This Release is in exchange for separation payments to which I would otherwise not be entitled;

2.	No rights or claims are released or waived that may arise after the date this Release is signed by me;

3.	I am hereby advised to consult with an attorney before signing this Release;

4.	I have twenty-one (21) days from my receipt of this Release within which to consider whether or not to sign it;

5.	I have seven (7) days following my signature of this Release to revoke the Release; and

6.	This Release shall not become effective or enforceable until the revocation period of seven (7) days has expired.
          If I choose to revoke this Release, I must do so by notifying the Companies in writing. This written notice of revocation must be faxed and mailed by first class mail within the seven (7) day revocation period and addressed as follows:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda
Attention: General Counsel
Fax: 441-295-4605
With a copy to:
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Linda E. Ransom, Esq.
Fax: 212-259-6333
          This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
          In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

      Joseph F. Fisher
Dated: July 6, 2007

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